Exhibit 3.2

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BLACK STONE MINERALS, L. P. ”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2014, AT 2:09 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 02:16 PM 12/10/2014 FILED 02:09 PM ON 12/10/2014 SRV 141515598 - 5603974 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BLACK STONE MINERALS, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act does hereby certify that:

1. The name of the Partnership is Black Stone Minerals, L.P.

2. The Certificate of Limited Partnership of the Partnership, as filed in the office of the Secretary of State of the State of Delaware on September 16, 2014, is hereby amended so that Article 3 is amended and restated in its entirety to read as follows:

“3. General Partner. The name and the business, residence, or mailing address of the general partner are:

Black Stone Minerals GP, L.L.C.

1001 Fannin Street, Suite 2020

Houston, Texas 77002”

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the 21st day of November, 2014.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP OF BLACK STONE MINERALS, L.P.